Exhibit 99.1

Las Vegas, Nevada – April 1, 2025 – Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, announced that it granted Restricted Stock Units (“RSUs”) to certain of its officers, directors and employees after market close on March 31, 2025.

Pursuant to the terms of the Company’s 2023 Equity Compensation Plan that was previously approved by shareholders (the “Plan”), a total of 13,776,345 RSUs were awarded to officers, directors, and employees. 9,255,085 of the RSUs were awarded to directors and officers and 4,521,260 were awarded to employees. All RSUs will vest in three equal tranches, on May 16, 2026, May 16, 2027, and May 16, 2028, unless otherwise varied pursuant to the terms of the Plan.

About Planet 13

Planet 13 (https://planet13.com) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in California, Nevada, Illinois, and Florida. Home to the nation's largest dispensary, located just off The Strip in Las Vegas, Planet 13 continues to expand its footprint with the recent debut of its first consumption lounge in Las Vegas, DAZED!, the opening of its first Illinois dispensary in Waukegan, bringing unparalleled cannabis experiences to the Chicago metro area. Planet 13 operates 31 dispensaries across Florida, a key market in its expansive footprint, bringing its total to 35 locations nationwide. Planet 13's mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13's shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH. To learn more, visit planet13.com and follow Planet 13 on X @ShopPlanet13 and on Instagram @planet13official_.

Cautionary Note Regarding Forward-Looking Information

This news release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws. All statements, other than statements of historical fact, are forward-looking statements and are often, but not always, identified by phrases such "plans", "expects", "proposed", "may", "could", "would", "intends", "anticipates", or "believes", or variations of such words and phrases. In this news release, forward-looking statements relate to information pertaining to the vesting of the RSUs. Such forward-looking statements reflect what management of the Company believes, or believed at the time, to be reasonable assumptions and accordingly readers are cautioned not to place undue reliance upon such forward-looking statements and that actual results may vary from such forward-looking statements. These assumptions, risks and uncertainties which may cause actual results to differ include, among others, those assumptions, risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and any of the Company's subsequent periodic reports filed with the U.S. Securities and Exchange Commission at www.sec.gov and on SEDAR+ at www.sedarplus.ca. Forward-looking statements contained herein are made only as to the date of this press release and we assume no obligation to update or revise any forward-looking statements should they change, except as required by law. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further inquiries, please contact:

Planet 13 Investors:

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com

Planet 13 Media:

Colin Trethewey / PRmediaNow Communications

Colin@PRmediaNow.com

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